PRINCIPAL  EXCHANGE-TRADED FUNDS
SUB-ADVISORY  AGREEMENT
EDGE ASSET MANAGEMENT, INC. SUB-ADVISED SERIES


AGREEMENT executed as of     July 8, 2015      and between
PRINCIPAL MANAGEMENT CORPORATION (hereinafter called
"the Manager"), and EDGE ASSET MANAGEMENT, INC.
(hereinafter  called "the Sub-Advisor").

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Series of Principal Exchange-Traded Funds, (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the
"1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for each Series of the Fund identified in Appendix A hereto (hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management  Agreement (the "Management
Agreement")  with the Fund;

(b)	The  Fund's  registration  statement  and  financial
statements   as  filed  with  the  Securities   and  Exchange
Commission;

(c)	The Securities and Exchange Commission's Order
Approving a Proposed Rule Change (Release No. 34-74886;
File No. SR-NYSEArca-2015-15) related to the exchange listing of the Series shares (the "19b-4 Order").

(d)	The Fund's Declaration of Trust and By-laws;

(e)	Policies,  procedures  or instructions  adopted  or
approved by the Board of Trustees of the Fund relating to obligations and services to be provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as
follows:

1.	Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of each Series, subject to the control and direction of the Manager and the Fund's Board of Trustees, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub-
Advisor

The Sub-Advisor will:

(a)	Provide investment advisory services to the Manager or
a designee, including but not limited to, investment supervisory services, investment research and investment recommendations regarding the purchase, retention and sale of investments for each Series.


(b)	Furnish to the Board of Trustees of the Fund for
approval (or any appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for each Series consistent with each Series investment objective and policies.

(c)	Implement the approved investment program by
making recommendations for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's registration statement, 19b-4 Order, Declaration of Trust and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect. The Sub-Advisor is not responsible for the execution of securities trades.

(d)	Advise  and assist the officers  of the Fund,  as
requested by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its
Board of Trustees, and any appropriate committees of such Board, regarding the general conduct of the investment business of each Series.

(e)	Maintain, in connection with the Sub-Advisor's
investment advisory services obligations, compliance with the 1940 Act and the regulations adopted by the Securities and Exchange Commission thereunder, the Series' investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information, and the restrictions and limitations set forth in the 19b-4 Order.

(f)	Report to the Board of Trustees of the Fund at such
times and in such detail as the Board of Trustees may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of each Series are being observed.

(g)	Upon request, provide assistance and
recommendations for the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in
accordance with procedures and methods established by the Fund's Board of Trustees.

(h)	Furnish, at its own expense, (i) all necessary investment
and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of each Series.

(i)	Maintain all accounts, books and records with respect
to each Series as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940 (the "Investment Advisers
Act"), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or
Manager  may reasonably  request.   In compliance with the
requirements  of Rule 31a-3 under the 1940 Act, the Sub-
Advisor hereby agrees that all records that it maintains for each Series are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Series and that are required to
be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for a Series upon request by the Fund or the
Manager.   The Sub-Advisor  has no responsibility for the
maintenance of Fund records except insofar as is directly related to the services the Sub-Advisor provides to a Series.

(j)	Observe and comply with Rule 17j-1 under the 1940 Act
and the Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time. The
Manager acknowledges receipt of a copy of Sub-Advisor's current Code of Ethics. Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of Ethics along with certification that the Sub-Advisor has implemented procedures for administering the Sub-Advisor's Code of Ethics.

(k)	From time to time as the Manager  or the Fund  may
request, furnish the requesting party reports on investments held by a Series, all in such detail as the Manager or the Fund may reasonably request. The Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Trustees at the Fund's principal place of business on due notice to review the investments of a Series.

(I)	Provide such information as is customarily provided by
a sub-advisor and may be required for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Investment Advisers Act, the Securities Act of 1933, as amended (the "Securities Act"), and any state securities laws, and any rule or regulation thereunder.


(m)	Vote proxies  received  on behalf  of the Series in a
manner consistent with Sub-Advisor's proxy voting policies and procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Series to file Form N-PX as required by SEC rule.

(n)	Respond to tender offers, rights offerings and other
voluntary corporate action requests affecting securities held by the Fund.

3. 	Prohibited Conduct

In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets provided however the Sub- Advisor shall consult with Principal Global Investors LLC as necessary to discharge its responsibilities to the Principal EDGE Asset Income ETF.

4.	Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to each Series, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for a Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates.

6.	Supplemental  Arrangements

The  Sub-Advisor  may  enter  into arrangements  with  other
persons  affiliated  with  the  Sub-Advisor   or with unaffiliated
third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Trustees of the Fund.

7. 	Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

8.	Duration and Termination of This Agreement

This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the date of its approval by a majority of the Board of Trustees of the Fund, including approval by the vote of a majority of the Board of Trustees of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval or
(iii) if required by the 1940 Act, the date of its approval by a majority of the outstanding voting securities of the Series. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Trustees of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the
Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.


This Agreement may be terminated at any time without the payment of any penalty by the Board of Trustees of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this
Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

9.	Amendment  of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board ofTrustees of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

10.	General Provisions

(a)	Each party agrees to perform such further acts and
execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to the
other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392-0200. The address of the Sub-Advisor for this purpose shall be 601 Union St., Suite 2200, Seattle, Washington, 98101
(c)	The Sub-Advisor will promptly notify the Manager in
writing of the occurrence of any of the following events:

(1)	the Sub-Advisor fails to be registered as an investment
adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

(2)	the Sub-Advisor is served or otherwise receives notice
of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of a Series.

(d)	The Manager shall provide (or cause the Series
custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of a Series, cash requirements and cash available for investment in a Series, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e)	This Agreement contains the entire understanding  and
agreement  of the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL MANAGEMENT CORPORATION

By:/s/ Michael J. Beer
Michael J. Beer, President and Chief Executive Officer



EDGE ASSET MANAGEMENT, INC.

By:/s/ Jill R. Cuniff
Jill R. Cuniff, President


APPENDIX  A

Sub-Advisor shall serve as investment sub-advisor for each Fund identified below. The Manager will pay Sub-Advisor, as full compensation for all services provided under this Agreement, a fee, computed and paid monthly, at an annual rate as shown below of the Fund's net assets as of the first day of each month allocated to Sub-Advisor's management.


If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.


Sub-Advisor Percentage Fee
as a Percentage of Net Assets

Principal EDGE Active Income ETF .................. 0.18%
 on all assets